News Release 94	Liberty Star Uranium & Metals Corp.
June 3, 2010	http://www.LibertyStarUranium.com
FOR IMMEDIATE RELEASE	LBSR:OTCBB LBV: Frankfurt

LIBERTY STAR RECEIVES NOTIFICATION FROM COLLATERAL AGENT OF DEFAULT

Tucson, Arizona – June 3, 2010 - Liberty Star Uranium & Metals Corp. (the “Company,” LBSR: OTCBB) announces that on June 1, 2010 the Company was notified by the Collateral Agent for its Secured Lenders as set forth on Schedule B (the "Notes") that the notes issued on May 11, 2007 and August 28, 2008, May 21, 2009 and August 14, 2009 are past due and in default. Additionally, pursuant to section 4.6 of the Notes, such default is a cross default of all the Notes issued to all the Secured Lenders.

The Secured Lenders gave notice that the Notes are now due and owing in full and demand that Liberty immediately make full payment of all principal, interest, liquidated damages and all other sums due under the Notes.

Liberty Star is engaged in discussions with certain capital partners (lenders) to provide new capital (lending facilities) sufficient to meet the demand of Secured Lenders. These new capital sources, if closed, would allow Liberty Star to restructure its balance sheet while continuing normal business operations.

For the board of directors,
“James A. Briscoe”
James A. Briscoe, P. Geo.
President & CEO
Liberty Star Uranium Corp.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include: that the Company may successfully refinance our debt. Factors which may delay or prevent these forward-looking statements from being realized include that no lenders may provide financing on terms that are acceptable to our company or at all. In the event that no alternative financing is achieved, we will lose all our assets which are securing the current debt that is in default. Readers should refer to the risk disclosures outlined in the Company’s recent 10-K and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission, and review the terms of our outstanding debt obligations in documents filed on EDGAR

Tracy Myers
Investor Relations
Liberty Star Uranium & metals Corp.
731-8786
info@libertystaruranium.com